June 5, 2001

Super Boat International Productions, Inc.
1323 20th Terrace
Key West, Florida 33040

To Whom It May Concern:

     The undersigned agrees that, for a period of 365 days from the date of the Final Prospectus (as filed with the Securities and Exchange Commission), I will not, without the Company's prior written consent, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of common stock, par value $0.001 per share (the "Common Stock"), of the Company or any security or other instrument by which its terms is convertible into, exercisable for, or exchangeable for shares of Common Stock. The provisions of this agreement shall be binding upon the undersigned and the assigns, heirs, and personal representatives of the undersigned.

                                                               Very truly yours,


                                                              /s/ John Carbonell
                                                              ------------------
                                John Carbonell, President, Secretary, Treasurer,
                                              Director and Chairman of the Board
                                      Super Boat International Productions, Inc.